                                 AMENDMENT NO. 2
                                       TO
                            REORGANIZATION AND ASSET
                             ACQUISITION AGREEMENT

     This Amendment is made as of October 8, 1996 by and among Kuhlman Corporation, a Delaware corporation ("Kuhlman"), Coleman Cable Systems, Inc., a Delaware corporation and a wholly-owned subsidiary of Kuhlman
("Purchaser"), Web Wire Products, Inc., a Florida corporation ("Seller") and Harold Lowenstein and Allan R. Walch, the sole shareholders of Seller (the "Shareholders").

                                  WITNESSETH:

     WHEREAS, Kuhlman, Purchaser, Seller and Shareholders are parties to that certain Reorganization and Asset Acquisition Agreement dated as of September 20, 1996, as amended by Amendment No. 1 thereto (collectively, the "Acquisition Agreement") and desire to further amend the same as herein provided.

     NOW, THEREFORE, the parties agree as follows:

     1. DEFINITIONS. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Acquisition Agreement.

     2. AMENDMENT. In lieu of taking a physical inventory and preparing a balance sheet as of the Closing Date pursuant to Sections 2.4 and 2.5 of the Acquisition Agreement, the parties agree that the Payment Date Balance Sheet and the Net Asset Amount as reflected on the Payment Date Balance Sheet, as adjusted for the "net change in cash" between July 31, 1996 and the Closing Date, shall constitute the Closing Balance Sheet. "Net change in cash" means the net change in Seller's cash during the applicable period, which shall be comprised of the net changes in Seller's cash accounts, Seller's debt balance with Republic and the adjustments to Seller's income tax assets and liabilities resulting from cash tax payments by or refunds to Seller. At Closing, the Stock Consideration shall be adjusted based upon the Net Asset Amount as of August 31, 1996 which the parties have agreed shall equal the Net Asset Amount as reflected on the Payment Date Balance Sheet (i.e., as of July 31, 1996) as adjusted for the "net change in cash" between July 31, 1996 and August 31, 1996 (which determination is set forth on Worksheet A attached hereto). Attached hereto also is Worksheet B which shall be prepared in a manner consistent with Worksheet A and shall be used to calculate the "net change in cash" between August 31, 1996 and the Closing Date and the final adjustment to the Stock Consideration. Seller shall deliver Worksheet B to Purchaser within fifteen (15) days after the Closing. Worksheet B shall be compiled by Seller's independent public accountant and shall be certified by Seller and Shareholders. Upon request by Purchaser, Seller shall make available to Purchaser the work papers used in determining the "net change in cash" between August 31,

1996 and the Closing Date and final adjustment to the Stock Consideration and such other documents as Purchaser may reasonably request. Within fifteen (15) days after the delivery of Worksheet B to Purchaser, Purchaser shall deliver to Seller a written statement describing its objections, if any, to Seller's determination of the "net change in cash" between August 31, 1996 and the Closing Date and the final adjustment to the Stock Consideration. If
Purchaser does not raise any such objections within such fifteen (15) day period, Seller's determination of the "net change in cash" between August 31, 1996 and the Closing Date and the final adjustment to the Stock Consideration shall become final and binding on the parties. If Purchaser does raise any objection, Purchaser and Seller shall attempt in good faith to negotiate a resolution to the dispute as promptly as possible. If Purchaser and Seller have not been able to agree upon a resolution of the dispute within seven (7) days after Purchaser shall have delivered its objections to Seller, any remaining disputes shall be resolved by an accounting firm selected and paid for in the same manner as provided for in Section 2.4 of the Acquisition Agreement. The final adjustment to the Stock Consideration shall be made in accordance with Section 2.3(b) of the Acquisition Agreement within three
(3) business days after the final determination of the "net change in cash" between August 31, 1996 and the Closing Date and the final adjustment to the Stock Consideration. To the extent the provisions of Section 2 of this Amendment conflict with the provisions of Sections 2.3(b), 2.4 or 2.5 of the Acquisition Agreement, the provisions of this Section 2 shall prevail; provided, however, that nothing contained in this Section 2 shall in any manner affect the obligations of Seller and Shareholders or the rights of Purchaser under Article 3 or any other provision of the Acquisition Agreement.

     3. EFFECT OF AMENDMENT. Except as specifically amended hereby, the Acquisition Agreement shall remain unamended and in full force and effect. All references in the Acquisition Agreement to "this Agreement" or terms such as "herein", "hereof" or similar terms shall mean the Acquisition Agreement as amended by this Amendment.

     4. BINDING EFFECT. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     5. COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

     6. GOVERNING LAW. The internal law, not the law of conflicts, of the State of Illinois shall govern all questions concerning the construction, validity and interpretation of this Amendment.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

                                SELLER:

                                WEB WIRE PRODUCTS, INC.

                                By:/s/ Allan R. Walch
                                       ---------------------------------------
                                   Name: Allan R. Walch
                                         -------------------------------------
                                   Title: President
                                          ------------------------------------


                                SHAREHOLDERS:

                                /s/ Harold Lowenstein
                                   -------------------------------------------
                                    Harold Lowenstein


                                /s/ Allan R. Walch
                                   -------------------------------------------
                                    Allan R. Walch


                                PURCHASER:

                                COLEMAN CABLE SYSTEMS, INC.

                                By:/s/ Joel V. Marshall
                                      ----------------------------------------
                                   Name: Joel V. Marshall
                                         -------------------------------------
                                   Title: Vice President
                                          ------------------------------------


ACKNOWLEDGED AND ACCEPTED AS OF THE DATE FIRST-ABOVE WRITTEN

                                KUHLMAN CORPORATION


                                By:/s/ Curtis G. Anderson
                                      ----------------------------------------
                                   Name: Curtis G. Anderson
                                         -------------------------------------
                                   Title: President and Chief Operating Officer
                                          ------------------------------------

                                  3